                                                                 Exhibit 10.12.1
                                                              Amendment to Lease

FIRST AMENDMENT TO LEASE

     THIS AMENDMENT, made and entered into this 12th day of March, 1996, by and between CROWN WEST REALTY, L.L.C., hereinafter called "Lessor" and CXT, INCORPORATED, A DELAWARE CORPORATION, hereinafter called "Lessee".

RECITALS

     WHEREAS, on April 1, 1993, the Lessee and Lessor's predecessor (Pentzer Development Corporation) entered into an agreement of lease ("the Lease") covering those certain premises, situated in the County of Spokane, the State of Washington, and more particularly described as follows:

3808 N. Sullivan Road, Building #S-16 and Tract A of BSP 88-21, within an organized industrial district called "Spokane Business & Industrial Park" Spokane, Washington, totaling 56,000 square feet, for a period of ten (10) years commencing on the first day of April, 1993 at a monthly rental rate of $17,5 10.00.

     WHEREAS, the said Lessee now desires to expand its Premises to include
2.765 acres of Parcel A (located east of Tract A) as shown on Exhibits A and B. This Amendment is subject to Lessor successfully perfecting a lot line adjustment to have the 2.765 acres combined with Tract A.

NOW THEREFORE, in consideration of the Premises and agreements herein contained, it is hereby agreed as follows:

1. Premises: The Premises shall expand to include the 2.765 acres of Parcel A.

2. Rent: Lessee's minimum monthly Base Rent shall increase by $1,000.00 and thereafter shall increase pursuant to paragraph 4.1 of the Lease such that the monthly Base Rent payable for each succeeding year shall be increased to equal one hundred three percent (103%) of the monthly Base Rent payable in the immediately preceding year. In summary, the total monthly rent for Building #S-16, Tract A and the additional 2.765 acres is:

March 1, 1996 through March 31, 1996 $19,576.36 April 1, 1996 through March 31, 1997 $20,133.65 Annual compounded three percent (3%) increases thereafter.

3. Term: The effective date of this expansion shall be March 1, 1996 and shall be coterminous with the Lease.

4. Common Area Expenses: Shall be in accordance with Article I I of the Lease, provided however the 2.765 acres described in paragraph I above shall be added to the Premises described in the Lease for purposes of calculating Common Area Expenses.

5. Option: Lessee's option to extend the term of the Lease shall include this expansion parcel.

6. Lot Line Adjustment: Lessee shall reimburse Lessor for all out-of-pocket expenses associated with Lessor perfecting the lot line adjustment to combine the 2.765 acres of Parcel A with Tract A. In the event that Lessor is unable to obtain the required governmental approvals within 60 days from the date hereof, this Amendment will terminate, and each party hereto agrees to release the other from all of the obligations contained herein. It is understood that no improvements shall commence until Lessor advises Lessee that all governing authorities have approved said lot line adjustment.

7. Easement: Lessor agrees to grant an easement (if required) to Union Pacific Railroad for a new side track over the Premises described herein. This easement will terminate upon expiration of the Lease.